Exhibit 4.3

UTSTARCOM HOLDINGS CORP.

2001 DIRECTOR OPTION PLAN

(As Assumed and Amended on April 25, 2011)

1.                                       Purposes of the Plan.  The purposes of this 2001 Director Option Plan are to attract and retain the best available personnel for service as Outside Directors (as defined herein) of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

All options granted hereunder shall be nonstatutory stock options.

2.                                       Definitions.  As used herein, the following definitions shall apply:

(a)                                  “Board” means the Board of Directors of the Company.

(b)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(c)                                  “Common Stock” means the ordinary shares of the Company.

(d)                                 “Company” means UTStarcom Holdings Corp., an exempted Cayman Islands company.

(e)                                  “Director” means a member of the Board.

(f)                                    “Disability” means total and permanent disability as defined in section 22(e)(3) of the Code.

(g)                                 “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  The payment of a Director’s fee by the Company shall not be sufficient in and of itself to constitute employment by the Company.

(h)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)                                     “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)                                     If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii)                                  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii)                               In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(j)                                     “Inside Director” means a Director who is an Employee.

(k)                                  “Option” means a stock option granted pursuant to the Plan.

(l)                                     “Optioned Stock” means the Common Stock subject to an Option.

(m)                               “Optionee” means a Director who holds an Option.

(n)                                 “Outside Director” means a Director who is not an Employee.

(o)                                 “Parent” means a parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(p)                                 “Plan” means this 2001 Director Option Plan.

(q)                                 “Share” means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

(r)                                    “Subsidiary” means a subsidiary corporation, whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Code of 1986.

3.                                       Shares Subject to the Plan.  Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 1,200,000 Shares (the “Pool”).  The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated).  Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

4.                                       Administration and Grants of Options under the Plan.

(a)                                  Procedure for Grants.  All grants of Options to Outside Directors under this Plan shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

(i)                                     No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options.

(ii)                                  Each Outside Director shall be automatically granted an Option to purchase eighty thousand (80,000) Shares (the “First Option”) on the date on which the later of the following events occurs: (A) the effective date of this Plan, as determined in accordance with

Section 6 hereof, or (B) the date on which such person first becomes an Outside Director, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy (the “Anniversary Date”); provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive a First Option.

(iii)                               At such time as each Outside Director’s First Option is fully vested, each Outside Director shall be automatically granted an Option to purchase twenty thousand (20,000) Shares (a “Subsequent Option”) on the Anniversary Date of each year provided he or she is then an Outside Director.  In the event an Outside Director does not receive a First Option due to previously being an Inside Director, such Outside Director shall receive a Subsequent Option at the Company’s first annual meeting of the shareholders following such conversion from an Inside Director to an Outside Director and at each subsequent annual shareholder meeting thereafter, provided such Outside Director is serving as an Outside Director on each such date.

(iv)                              Notwithstanding the provisions of subsections (ii) and (iii) hereof, any exercise of an Option granted before the Company has obtained shareholder approval of the Plan in accordance with Section 16 hereof shall be conditioned upon obtaining such shareholder approval of the Plan in accordance with Section 16 hereof.

(v)                                 The terms of a First Option granted hereunder shall be as follows:

(A)                              the term of the First Option shall be ten (10) years.

(B)                                the First Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Sections 8 and 10 hereof.

(C)                                the exercise price per Share shall be one hundred percent (100%) of the Fair Market Value per Share on the date of grant of the First Option.

(D)                               subject to Section 10 hereof, the First Option shall become exercisable as to twenty-five percent (25%) of the Shares subject to the First Option on each anniversary of its date of grant, provided that the Optionee continues to serve as a Director on such dates.

(vi)                              The terms of a Subsequent Option granted hereunder shall be as follows:

(A)                              the term of the Subsequent Option shall be ten (10) years.

(B)                                the Subsequent Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Sections 8 and 10 hereof.

(C)                                the exercise price per Share shall be one hundred percent (100%) of the Fair Market Value per Share on the date of grant of the Subsequent Option.

(D)                               subject to Section 10 hereof, the Subsequent Option shall become exercisable as to one hundred percent (100%) of the Shares subject to the Subsequent

Option on the anniversary of its date of grant, provided that the Optionee continues to serve as a Director on such date.

(vii)                           In the event that any Option granted under the Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased under Options to exceed the Pool, then the remaining Shares available for Option grant shall be granted under Options to the Outside Directors on a pro rata basis.  No further grants shall be made until such time, if any, as additional Shares become available for grant under the Plan through action of the Board or the shareholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

5.                                       Eligibility.  Options may be granted only to Outside Directors.  All Options shall be automatically granted in accordance with the terms set forth in Section 4 hereof.

The Plan shall not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate the Director’s relationship with the Company at any time.

6.                                       Term of Plan.  The Plan shall become effective upon the later to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 16 of the Plan.  It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 11 of the Plan.

7.                                       Form of Consideration.  The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall consist of (i) cash, (ii) check, (iii) other Shares, provided Shares acquired from the Company, (x) have been owned by the Optionee for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (v) any combination of the foregoing methods of payment.

8.                                       Exercise of Option.

(a)                                  Procedure for Exercise; Rights as a Shareholder.  Any Option granted hereunder shall be exercisable at such times as are set forth in Section 4 hereof; provided, however, that no Options shall be exercisable until shareholder approval of the Plan in accordance with Section 16 hereof has been obtained.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company.  Full payment may consist of any consideration and method of payment allowable under Section 7 of the Plan.  Until the Shares are issued (as evidenced by the appropriate entry on the register of members of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option.  The Company will issue (or cause to be issued) such Shares and update the register of members of the Company (or cause the same to be updated) promptly after the Option is exercised.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 10 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)                                 Termination of Continuous Status as a Director.  Subject to Section 10 hereof, in the event an Optionee’s status as a Director terminates (other than upon the Optionee’s death or Disability), the Optionee may exercise his or her Option, but only within three (3) months following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term).  To the extent that the Optionee was not vested as to his or her entire Option on the date of such termination, the shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c)                                  Disability of Optionee.  In the event Optionee’s status as a Director terminates as a result of Disability, the Optionee may exercise his or her Option, but only within twelve (12) months following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term).  To the extent that the Optionee was not vested as to his or her entire Option on the date of termination, the shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d)                                 Death of Optionee.  In the event of an Optionee’s death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise the Option, but only within twelve (12) months following the date of death, and only to the extent that the Optionee was entitled to exercise it on the date of death (but in no event later than the expiration of its ten (10) year term).  To the extent that the Optionee was not vested as to his or her entire an Option on the date of death, the shares covered by the unvested portion of the Option shall revert to the Plan.  To the extent that the Optionee’s estate or a person who acquired the right to exercise such Option does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

9.                                       Non-Transferability of Options.  Unless the Board determines otherwise, any Option granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.  With the approval of the Board, an Optionee may, in a manner specified by the Board, (a) transfer an Option to an Optionee’s spouse or former spouse pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer an Option by bona fide gift and not for any consideration, to (i) a member or members of the Optionee’s immediate family, (ii) a trust established for the exclusive benefit of the Optionee and/or member(s) of the Optionee’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Optionee and/or member(s) of the Optionee’s immediate family, or (iv) a foundation in which the Optionee is an/or member(s) of the Optionee’s immediate family control the management of the foundation’s assets.  For purposes of this Section 9, “immediate family” shall mean the Optionee’s spouse, former spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, including adoptive or step relationships and any person sharing the employee’s household (other than as a tenant or employee).

10.                                 Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)                                  Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, and the number of Shares issuable pursuant to the automatic grant provisions of Section 4 hereof shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration.  Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

(b)                                 Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it shall terminate immediately prior to the consummation of such proposed action.  (c) Merger or Asset Sale.  In the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, outstanding Options may be assumed or equivalent options may be substituted by the successor corporation or a Parent or Subsidiary thereof (the Successor Corporation).  If an Option is assumed or substituted for, the Option or equivalent option shall continue to be exercisable as provided in Section 4 hereof for so long as the Optionee serves as a Director or a director of the Successor Corporation.  Following such assumption or substitution, if the Optionee’s status as a Director or director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation by the Optionee, the Option or option shall become fully exercisable, including as to Shares for which it would not otherwise be exercisable.  Thereafter, the Option or option shall remain exercisable in accordance with Sections 8(b) through (d) above.

If the Successor Corporation does not assume an outstanding Option or substitute for it an equivalent option, the Option shall become fully vested and exercisable, including as to Shares for which it would not otherwise be exercisable.  In such event the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and upon the expiration of such period the Option shall terminate.

For the purposes of this Section 10(c), an Option shall be considered assumed if, following the merger or sale of assets, the Option confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether shares, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).  If such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

11.                                 Amendment and Termination of the Plan.

(a)                                  Amendment and Termination.  The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent.  In addition, to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.  In addition, no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by law or agreement or if such amendment would:

(i)                                     expand the classes of persons to whom grants may be made under Section 4 or 5 of the Plan;

(ii)                                  increase the number of Shares authorized for grant under Section 3 of the Plan;

(iii)                               increase the number of Shares which may be granted to any one participant under Section 4 of the Plan, except as provided in Section 10(a) of the Plan;

(iv)                              allow the creation of additional types of awards;

(v)                                 permit decreasing the exercise price on any outstanding Option;

(vi)                              permit acceleration of the exercisability of any Option, except as provided in Section 10 of the Plan; or

(vii)                           change any of the provisions of this Section 11.

(b)                                 Effect of Amendment or Termination.  Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if the Plan had not been amended or terminated.

12.                                 Time of Granting Options.  The date of grant of an Option shall, for all purposes, be the date determined in accordance with Section 4 hereof.

13.                                 Conditions Upon Issuance of Shares.  Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14.                                 Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

15.                                 Option Agreement.  Options shall be evidenced by written option agreements in such form as the Board shall approve.

16.                                 Shareholder Approval.  The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted.  Such shareholder approval shall be obtained in the degree and manner required under applicable state and federal law and any stock exchange rules.